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                                                                      EXHIBIT 99


NEWS RELEASE                                                      [VERIZON LOGO]

FOR IMMEDIATE RELEASE                                 CONTACT:
MARCH 11, 2002                                        PETER THONIS
                                                      212-395-2355
                                                      peter.thonis@verizon.com


                VERIZON COMMUNICATIONS ACCELERATES CEO TRANSITION

        CHAIRMAN CHARLES LEE, CITING MERGER INTEGRATION SUCCESS, ADVANCES
         PREVIOUSLY ANNOUNCED PLANS; IVAN SEIDENBERG TO BECOME SOLE CEO

         NEW YORK - Verizon Communications (NYSE:VZ) announced today that at the recommendation of Chairman and Co-CEO Charles R. Lee the corporation has accelerated the transition of Ivan Seidenberg to sole CEO, effective April 1.

         This accelerates by three months the leadership transition plan announced at the time of the Bell Atlantic and GTE merger agreement.

         Lee said he made his recommendation based on the successful completion of Verizon's launch and integration efforts. Verizon's Board of Directors voted this weekend to support this recommendation at its annual offsite strategy meeting.

         "Now that the merger integration is complete and has been so successful, the time is right for us to make this change," Lee said. "Verizon is now a truly integrated company, blending the best of the former GTE and former Bell Atlantic. Our operational results are well ahead of our synergy targets, and Verizon is well positioned for profitable growth in the coming years.

         "Ivan and I have shared a vision in creating this company, and it's time for one CEO to focus on the long-term strategies and day-to-day execution that will take Verizon to the next level. Ivan is that person."

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Verizon News Release, page 2

         As previously planned, Lee will formally retire from Verizon on June 30, 2002, and become non-executive chairman of the Board until June 30, 2004.

         Seidenberg said, "Chuck Lee has always been ahead of his time. In the early '90s, he refocused GTE on the telecommunications business. He positioned GTE as a strong competitor in every facet of this business, and he was ahead of the curve in assembling the right assets at the right time to lead the industry during the digital revolution. We both believed that scale and scope were critical to future success in telecommunications, and Verizon is the realization of that strategy. I will continue to count on his advice and counsel as chairman."

         In 1991, as chairman and CEO of GTE, Lee began to focus the company solely on the telecommunications business, divesting GTE's electrical products and other non-core businesses and using the proceeds from these sales to fund high-growth technology initiatives. As the largest independent phone company in the nation, GTE established leadership positions in the local, wireless, online services and long-distance industries.

         In addition, he expanded GTE's footprint in the Americas through investments in Canada, Latin America and Puerto Rico, and he led GTE's acquisition of BBN, the technology company that developed the forerunner of the Internet for the Defense Department in the 1960s.

         Lee began his career at GTE in 1983, serving in leadership positions in Finance before becoming president, chief operating officer and a director of GTE in December 1988. He joined GTE from Columbia Pictures, where he was senior vice president - Finance from 1980 to 1983.

         Before then, Lee served as senior vice president - Finance for Penn Central and in other financial management positions with that company and its subsidiaries beginning in 1971. He began his business career with United States Steel in 1964. Lee now serves as a director of United States Steel, as well as of Marathon Oil, United Technologies and Procter & Gamble.


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Verizon News Release, page 3

         A native of Pittsburgh, Lee received his bachelor's degree in metallurgical engineering from Cornell University and a master's degree with distinction from the Harvard Graduate School of Business Administration. He is member of the President's National Security Telecommunications Advisory Committee and the Advisory Committee to the President's Commission on Critical Infrastructure Protection, as well as numerous business and community boards and committees.

         Seidenberg has previously been chairman and CEO of Bell Atlantic and of NYNEX. He has been instrumental in reshaping the communications industry through two of the largest mergers in its history: the merger of Bell Atlantic and NYNEX in 1997 and the merger of Bell Atlantic and GTE in 2000. In 1999, he also led efforts to form Verizon Wireless, the nation's largest wireless company, in partnership with Vodafone.

         Seidenberg began his communications career more than 30 years ago as a cable splicer's assistant. His career has encompassed numerous operations and engineering assignments, including various leadership positions at AT&T and NYNEX.



         Verizon Communications (NYSE:VZ) is one of the world's leading providers of communications services. Verizon companies are the largest providers of wireline and wireless communications in the United States, with
132.1 million access line equivalents and 29.4 million wireless customers. Verizon is also the largest directory publisher in the world. A Fortune 10 company with more than $67 billion in annual revenues and approximately 247,000 employees, Verizon's global presence extends to more than 40 countries in the Americas, Europe, Asia and the Pacific. For more information on Verizon, visit www.verizon.com.

                                      ####

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